Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of The Coca-Cola Company for the registration of debt securities, common stock, preferred stock, warrants to purchase debt or equity securities, depositary shares and purchase contracts, and to the incorporation by reference therein of our reports dated (i) February 21, 2019 except as it relates to the presentation of Coca-Cola Beverages Africa Proprietary Limited within continuing operations and the effects of the changes in reportable segments as discussed in Note 1,  as to which the date is September 20, 2019, with respect to the consolidated financial statements of The Coca-Cola Company and subsidiaries, and (ii) February 21, 2019 with respect to the effectiveness of internal control over financial reporting of The Coca-Cola Company and subsidiaries, included in The Coca-Cola Company’s  Current Report on Form 8-K dated September 20, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

October 24, 2019